UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 6, 2012, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) announced that it has reached agreement with the U.S. Food and Drug Administration (the “FDA”) on a Special Protocol Assessment (“SPA”) for the Contrave® outcomes trial in overweight and obese patients. An SPA is a written agreement with the FDA on the details of the design and planned analysis for a clinical trial. It is intended to form the basis for a marketing application and may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of new public health concerns.

On January 31, 2011, the Company received a Complete Response Letter to its New Drug Application (the “NDA”) noting a single approval deficiency related to cardiovascular safety, requiring Orexigen to conduct a randomized, double-blind, placebo-controlled cardiovascular outcomes trial prior to approval. The objective of the trial is to demonstrate that Contrave does not unacceptably increase the risk of major adverse cardiovascular events (MACE). The Company plans to initiate the Contrave outcomes trial late in the second quarter of 2012.

As previously outlined, approximately 10,000 patients will be enrolled in this streamlined trial which is focused on capturing infrequent MACE events. An interim analysis and NDA resubmission is planned once approximately 87 MACE events have occurred, which is anticipated to be less than two years from the start of the trial. If marketing approval is received for Contrave, the trial will continue toward the final analysis in the post-approval setting.

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the Special Protocol Assessment; the protocol for, and the timing and feasibility of, the Contrave outcomes trial; the initiation of enrollment for the Contrave outcomes trial in the second quarter of 2012; the timing expected for the interim analysis of the trial and potential NDA resubmission; and the potential for, and timing of, approval for Contrave. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risk and uncertainties inherent in Orexigen’s business, including, without limitation: the SPA is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; Orexigen may be unable to initiate and conduct the Contrave outcomes trial and the progress and timing thereof; Orexigen’s ability to demonstrate in the Contrave outcomes trial that the risk of major adverse cardiovascular events in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the Contrave outcomes trial; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA; the therapeutic and commercial value of Contrave; Orexigen’s ability to attract and retain key personnel; Orexigen’s ability to maintain sufficient capital; and other risks described in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q, which was filed with the SEC on November 8, 2011 and is available from the SEC’s website (www.sec.gov) and the Company’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: February 6, 2012	By:	/s/ Joseph P. Hagan

	Name:	Joseph P. Hagan

	Title:	Chief Business Officer